Exhibit 5.1

HOWARD & HOWARD ATTORNEYS PLLC
(LETTERHEAD)
April 21, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Galaxy Gaming, Inc. — Registration of 6,550,750 Shares of Common Stock, par value $0.001 per share, on Form S-8 in connection with the Galaxy Gaming Inc. 2014 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Galaxy Gaming, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 6,550,750 Shares of Common Stock, par value $0.001 per share, on Form S-8 in connection with the Galaxy Gaming Inc. 2014 Equity Incentive Plan, as amended from time to time prior to the date hereof (the “Plan”).

In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that have been issued under the Plan are duly authorized and validly issued and are fully paid and non-assessable and that those to be issued in accordance with the terms of the Plan and as contemplated in the Registration Statement will, when so issued, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

HOWARD & HOWARD ATTORNEYS PLLC

/s/ Howard & Howard Attorneys PLLC